UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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EMAGEON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1200 Corporate Drive
Suite 200
Birmingham, Alabama 35242

April 26, 2007

Dear Fellow Stockholder:

I cordially invite you to attend Emageon’s 2007 Annual Meeting of Stockholders, which will be held at our offices in Birmingham, Alabama, at 11:00 a.m. Central Daylight Time on Thursday, May 24, 2007. The formal meeting notice and proxy statement are enclosed.

At this year’s Annual Meeting, stockholders will be asked to elect two directors, to ratify the appointment of Ernst & Young LLP to serve as Emageon’s independent registered public accounting firm for the year ending December 31, 2007, and to transact any other business that may properly come before the Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. We urge you to vote promptly by mailing a completed proxy card in the enclosed postage-paid envelope or by voting electronically over the Internet or by telephone. If you will be voting over the Internet or by telephone, please review the voting instructions included with this mailing. Timely voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you May 24.

Sincerely,

Charles A. Jett, Jr.
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2007

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Emageon Inc., a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, at 11:00 a.m. Central Daylight Time on Thursday, May 24, 2007, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

1. To elect two directors to serve on our Board of Directors until the expiration of their terms and/or until their successors are duly elected and qualified. The nominees for election are Mylle H. Mangum and Hugh H. Williamson, III.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All stockholders of record at the close of business April 25, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or by voting electronically over the Internet or by telephone. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, you should receive from that institution, in lieu of a proxy card, an instruction form for voting by mail, and you may also be eligible to vote your shares electronically. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date, and return each proxy card or voting instruction form to ensure that all of your shares are voted. Your shares may also be voted in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

John W. Wilhoite
Corporate Secretary

Birmingham, Alabama
April 26, 2007

EMAGEON INC.

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2007

INFORMATION ABOUT THE ANNUAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Emageon Inc., a Delaware corporation (the “Company”), for use at the Company’s 2007 Annual Meeting of Stockholders to be held Thursday, May 24, 2007 (the “Annual Meeting”), and at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held at 11:00 a.m. Central Daylight Time at the principal executive offices of the Company at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242. This Proxy Statement, the enclosed form of proxy, and the attached Notice of the Annual Meeting will be mailed, or made available electronically for stockholders who have elected to access these materials over the Internet, on or about April 27, 2007 to all stockholders entitled to vote at the Annual Meeting. Proposals 1 and 2, as further described in this Proxy Statement, will be presented at the Annual Meeting by management. The Company is not aware of any other matters to be presented at the Annual Meeting.

With regard to Proposal 1, the form of proxy permits votes for or withholding of votes as to each nominee for director, and the form of proxy permits votes for, against, or abstention with regard to Proposal 2. If the enclosed form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the stockholder and, if specifications are not made, will be voted FOR the nominees to the Board named in this Proxy Statement, and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. If your shares are held by your broker, bank, or other nominee, often referred to as in “street name,” you will receive a form from your broker or nominee seeking instructions as to how your shares should be voted. If you do not issue such instructions to your broker, your broker may vote your shares in its discretion as to routine matters. Both Proposal 1 and Proposal 2 are considered to be routine matters.

The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by directors, officers, or other employees of the Company in person or by telephone or mail.

Stockholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Secretary of the Company at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, an instrument revoking the proxy, by submitting a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

The close of business on April 25, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of such record date, there were 21,333,391 shares of the Company’s common stock outstanding, each of which is entitled to one vote on the matters to be presented at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

Proposal 1 discussed in this Proxy Statement requires the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting. Proposal 2 discussed in this Proxy Statement requires the affirmative vote of the holders of shares of common stock having a majority of the votes cast by the holders of all of the shares of common stock present or represented and voting at the Annual Meeting.

Votes are counted by the Company’s transfer agent. In accordance with Delaware law, abstentions and broker non-votes will have no effect on the outcome of Proposal 1. For Proposal 2, abstentions will have the same effect as a vote against, and broker non-votes will have no effect on the outcome. Both abstentions and broker non-votes will be included in the determination of the presence of a quorum.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

General

The Board of Directors of the Company is divided into three classes with terms that expire at successive annual meetings. Upon expiration of the term of a class of directors, directors for that class will be nominated for three-year terms at the annual meeting of stockholders in the year in which such term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The Board currently consists of nine directors. Chris H. Horgen, the Company’s Lead Independent Director and Chairman, Compensation Committee, will retire from the Board of Directors effective as of the close of the Annual Meeting, and two directors will be elected at the Annual Meeting to serve for a three-year term expiring at the annual meeting in 2010 or until their successors have been duly elected and qualified, or until the earliest of their death, resignation, or retirement. The Board, acting upon the recommendation of the Governance Committee, has nominated Mylle H. Mangum and Hugh H. Williamson, III to be elected at the 2007 Annual Meeting as directors whose terms will expire in 2010. Assuming that Ms. Mangum and Mr. Williamson are elected, the Board will consist of eight directors after the Annual Meeting.

The following table sets forth certain information regarding the 2007 Annual Meeting nominees and the other directors whose terms of office will continue after the Annual Meeting. Information about the share ownership of the nominees and other directors is shown under “Stock Ownership” in this Proxy Statement. Information regarding the compensation of directors is shown under the heading “Compensation of Directors” in this Proxy Statement.

Name	Age	Director Since	Positions With Emageon

Nominees For Terms Expiring in 2010
Mylle H. Mangum(1)	58	2004	Director
Hugh H. Williamson, III(2)	64	2000	Director
Directors Whose Terms Expire in 2008
Arthur P. Beattie(3)	52	2004	Director
Fred C. Goad, Jr.(4)	66	2004	Director
Charles A. Jett, Jr.	47	2000	Chairman of the Board, Chief Executive Officer, and President
Directors Whose Terms Expire in 2009
Roddy J.H. Clark(5)	60	2000	Director
Douglas D. French(6)	53	2006	Director
John W. Thompson(7)	63	2003	Director

(1)	Chairman, Governance Committee. Ms. Mangum will also join the Compensation Committee effective as of the close of the Annual Meeting.

(2)	Member, Compensation Committee. Mr. Williamson will assume the positions of Lead Independent Director and Chairman, Compensation Committee effective as of the close of the Annual Meeting.

(3)	Chairman, Audit Committee.

(4)	Member, Audit Committee and Compensation Committee. Mr. Goad will transition from the Audit Committee to the Governance Committee effective as of the close of the Annual Meeting, and will continue to serve as a member of the Compensation Committee.

(5)	Member, Governance Committee.

(6)	Mr. French will become a Member of the Audit Committee effective as of the close of the Annual Meeting.

(7)	Member, Audit Committee.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the two nominees named above. Although it is anticipated that each nominee will be able to serve as a director, should either nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Board. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

The following is a brief description of the business experience and educational background of each of the Annual Meeting nominees for director and the other directors whose terms will continue after the Annual Meeting.

Mylle H. Mangum has served as a member of the Board since June 2004. Ms. Mangum has served as Chief Executive Officer of International Banking Technologies, a retail bank design and consulting firm, since October 2003. She was Chief Executive Officer of True Marketing Services LLC, a marketing services company, from June 2002 through October 2003. She was Chief Executive Officer of MMS Incentives, LLC, a private equity company concentrating on high-tech marketing solutions, from 1999 to 2002. She previously served as Senior Vice President of Carlson Wagonlit Travel Holdings, Inc. and Executive Vice President of Holiday Inn Worldwide. Ms. Mangum is a director of Barnes Group Inc., Haverty Furniture Companies, Inc., Payless ShoeSource, Inc., and Respironics, Inc.

Hugh H. Williamson, III has served as a member of the Board since January 2000. Mr. Williamson has served as Chairman of the Board and Chief Executive Officer of XeDAR Corporation since January 2007 and as Chief Executive Officer of Cherry Creek Capital Partners, LLC, a private equity firm, since 1999. He has also served as a principal of Humanade, LLC, a technology private equity firm, since 1995. Since 1992, he has also served as Chief Executive Officer of Schutte & Koerting, Inc. (formerly Ketema, Inc.), a privately held industrial manufacturer of advanced materials, components, and equipment, and is currently its sole shareholder and director. Mr. Williamson is a director of several private companies. Mr. Williamson was elected as Lead Independent Director of Emageon on April 24, 2007, effective as of the close of the Annual Meeting.

Arthur P. Beattie has served as a member of the Board since August 2004. Mr. Beattie has served as Executive Vice President, Chief Financial Officer and Treasurer of Alabama Power Company, a subsidiary of Southern Company, since February 2005. Mr. Beattie previously served as Vice President and Comptroller of Alabama Power Company since 1997. Mr. Beattie is a director of several non-profit entities.

Fred C. Goad, Jr. has served as a member of the Board since June 2004. Mr. Goad is a partner in Voyent Partners LLC, a private equity firm that he co-founded in August 2001. Mr. Goad served as Co-Chief Executive Officer of the Transaction Services Division of Healtheon/WebMD Corporation (now Emdeon Corporation) from 1999 to 2001. He previously served as Co-Chief Executive Officer and Chairman of ENVOY Corporation, a provider of electronic transaction processing services for the health care industry, which was acquired by WebMD in 1999. Mr. Goad is a director of Performance Food Group Company, Luminex Corp., and several private companies.

Charles A. Jett, Jr. has served as Chairman of the Board and Chief Executive Officer since January 2000, and was appointed President in March 2006. From 1997 through 1999, Mr. Jett was Vice President and General Manager of Walker Interactive Systems, Inc. (now Elevon, Inc.), a provider of enterprise financial and management software. He joined Walker Interactive upon its acquisition of Revere, Inc., a software company, where Mr. Jett’s position prior to the acquisition was Chairman, President, and Chief Executive Officer. Mr. Jett joined Revere, Inc. in 1988 as Vice President of Sales, was promoted to President in 1991, and assumed the Chairman and CEO positions in 1994. Prior to his tenure at Revere, Mr. Jett was national sales manager of Shoptrac Data Collection Systems, Inc. Mr. Jett is a director of several non-profit entities and one private company.

Roddy J.H. Clark has served as a member of the Board since June 2000. Mr. Clark has been a managing partner of Redmont Venture Partners, Inc., a private equity firm concentrating in technology markets, since 1998. Mr. Clark is a director of several private companies.

Douglas D. French has served as a member of the Board since October 2006. Since May 2004, Mr. French has been a Principal of JD Resources, LLC, a private equity firm that provides strategic advisory and venture capital services for early stage healthcare companies. From January 2000 through May 2004, Mr. French served as President and Chief Executive Officer of Ascension Health, the nation’s largest non-for-profit healthcare system and an Emageon customer. Mr. French previously served as Executive Vice President and Chief Operating Officer of Ascension Health from 1999 to 2000. Prior to joining Ascension Health, Mr. French served, from 1998 to 1999, as Executive Vice President and Chief Operating Officer of Daughters of Charity National Health System, and from 1994 to 1998, as President and Chief Executive Officer of The Central Indiana Health System St. Vincent Hospitals and Health Systems. Mr. French has over twenty-five years of professional experience in hospital administration.

John W. Thompson has served as a member of the Board since May 2003. Mr. Thompson has served as President of Thompson Investment Management, LLC, a mutual fund investment advisor, since January 2004. Previously, he served as President of Thompson Plumb & Associates, LLC, a mutual fund investment advisor, from 1984 to January 2004 and as its Treasurer from 1993 to January 2004.

Required Vote

Election of the nominees for director requires the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed above. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of each of the nominees listed above.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm in 2006, to serve in the same capacity for the year ending December 31, 2007, and has requested the Board to submit this appointment for ratification by the Company’s stockholders at the Annual Meeting.

A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Required Vote

The affirmative vote of the holders of shares of common stock having a majority of the votes cast by the holders of all of the shares of common stock present or represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young. Abstentions will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of voting on the proposal.

In the event that stockholders do not ratify the appointment of Ernst & Young, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of Ernst & Young.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

Board of Directors and Meetings

The Board held four meetings during the year ended December 31, 2006. Each director attended 75% or more of the aggregate number of (i) meetings of the Board and (ii) meetings of those committees of the Board on which he or she served during 2006. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2006.

The Company encourages its directors to attend its annual stockholder meetings. Three of the Company’s nine directors attended the 2006 annual meeting of stockholders.

Board Committees

The Board has established a standing Audit Committee, Compensation Committee, and Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on our website at www.emageon.com. Additionally, a copy of each charter may be obtained, free of charge, by writing to the Corporate Secretary, Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242.

Audit Committee.  The Board has determined that each of the current members of the Audit Committee, consisting of Mr. Beattie (Chairman), Mr. Goad, and Mr. Thompson, are “independent” under the NASDAQ Marketplace Rules and satisfy the other requirements of the NASDAQ Marketplace Rules and rules of the Securities and Exchange Commission (“SEC”) regarding audit committee membership. The Board has also determined that Mr. Beattie qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of audit committees and satisfies the “financial sophistication” requirements of the NASDAQ Marketplace Rules. The Committee held seven meetings during 2006.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered auditor’s qualifications and independence, (iv) the compensation and performance of the Company’s independent registered public accounting firm, (v) the functioning of the Company’s systems of internal accounting and financial reporting controls, (vi) the portions of the Code of Ethics that relate to the integrity of accounting and financial reporting, and (vii) review and approval of any related party transactions. The Committee’s procedures for receipt, retention, and treatment of complaints regarding accounting, internal accounting and financial controls or auditing matters, and the confidential anonymous submission by employees of concerns regarding questionable accounting and auditing practices may be found on our website at www.emageon.com.

The Company’s independent registered public accounting firm has unrestricted access to, and reports directly to, the Audit Committee. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, and the Board is recommending that stockholders ratify that appointment at the Annual Meeting.

The Report of the Audit Committee for 2006 may be found on page 30 of this Proxy Statement.

Compensation Committee.  The Board has determined that each of the current members of the Compensation Committee, consisting of Mr. Horgen (Chairman), who is not standing for re-election at the Annual Meeting, Mr. Goad, and Mr. Williamson, are “independent” under the current NASDAQ Marketplace Rules. The Compensation Committee held seven meetings during 2006.

The Compensation Committee assists the Board in fulfilling its oversight responsibility regarding (i) executive compensation, including that of the Chief Executive Officer, including salaries, bonuses, and equity grants, (ii) evaluation of the performance of executive officers, (iii) approval of stock options, restricted stock, restricted stock units, and other equity grants to executive officers of the Company, and (iv) approval of the adoption, amendment, or termination of executive compensation plans and other employee plans in which executive officers may participate.

The Report of the Compensation Committee for 2006 may be found on page 18 of this Proxy Statement.

Governance Committee.  The Board has determined that each of the current members of the Governance Committee, consisting of Ms. Mangum (Chairman), Mr. Clark, and Mr. Williamson, are “independent” under the current NASDAQ Marketplace Rules. The Committee held five meetings during 2006.

The Governance Committee assists the Board in fulfilling its oversight responsibility regarding (i) the size, composition, and structure of the Board, (ii) the structure, responsibilities, and membership of the Board’s committees, (iii) criteria for the selection of qualified directors and nominees for Board membership for recommendation to the Board and stockholders, (iv) nominees for the Board submitted by the stockholders in accordance with established procedures for such nominations, (v) the resignation or termination of directors, (vi) director compensation, benefits, tenure, and retirement, (vii) evaluation of Board and committee performance, and (viii) policies, practices, and procedures regarding the Board’s oversight of management, and the Board’s self-governance.

Criteria for Director Nominees.  The Board believes that it should be composed of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of the stockholders.

When considering a candidate for director, the Committee takes into account a number of factors, including the following:

•	independence from management;

•	professional and educational background, reputation, industry knowledge and business experience and its relevance;

•	existing commitments to other businesses and the ability to devote sufficient time to the Company;

•	whether the candidate will complement the existing mix of skills and talent resident in the Board;

•	the candidate’s ability to fulfill the responsibilities of one or more committees of the Board; and

•	whether the candidate is financially literate or a financial expert.

Prior to nominating a sitting director for re-election at an annual meeting of stockholders, the Committee will consider the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the work of the Board and its committees.

When seeking candidates for director, the Committee may solicit suggestions from incumbent directors, management, stockholders, and others, and may use the services of third party search firms to assist in identifying appropriate candidates. After an initial evaluation of a candidate, the Committee will interview that candidate and may ask the candidate to meet with management. If the Committee believes a candidate will be a valuable addition to the Board, it may recommend to the Board the nomination of that candidate.

Stockholder Recommendations for Nominations to the Board

The Governance Committee will consider candidates for director recommended by any stockholder who beneficially owns shares representing more than 5% of the Company’s then outstanding shares of common stock and who has beneficially owned those shares for more than two years at the time of submission. The Committee will evaluate such recommendations applying its regular criteria for nominees and may consider the additional information set forth below. Eligible stockholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to the Chairman, Governance

Committee, Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama, 35242. A stockholder recommendation to the Governance Committee must contain the following information:

•	documentation supporting that the writer is a stockholder of Emageon and has been a beneficial owner of shares representing more than 5% of the Company’s then outstanding shares of common stock for more than two years, and a statement that the writer is recommending a candidate for nomination as a director;

•	a resume of the candidate’s business experience and educational background, including the candidate’s name, business and residence address, and principal occupation or employment, and an explanation of how the candidate’s background and qualifications are directly relevant to the Company’s business;

•	the number of shares beneficially owned by the candidate;

•	a statement detailing any relationship, arrangement, or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier, or competitor of the Company, or any other relationship, arrangement, or understanding that might affect the independence of the candidate as a member of the Board;

•	detailed information describing any relationship, arrangement, or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation of director candidates, the Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The Committee has discretion to decide which individuals, if any, to recommend for nomination as directors. No candidates for director nominations were submitted to the Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting.

Corporate Governance

The Board believes that good corporate governance is paramount in ensuring that Emageon is managed for the long-term benefit of its stockholders. In establishing this governance, the Board and management have looked to suggestions by various authorities in corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002, various rules of the SEC, and the NASDAQ Marketplace Rules.

The Board has adopted a Code of Business Ethics and Conduct and charters for each of the Board committees that together reflect the corporate governance principles that guide its actions with respect to, among other things, the composition of the Board and its decision making processes, Board meetings and involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation of the Chief Executive Officer. The Code of Business Ethics and Conduct applies to all directors, officers, and employees, including the Chief Executive Officer, Chief Financial Officer, principal accounting officer, and other senior financial officers. The Code of Business Ethics and Conduct, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the NASDAQ Marketplace Rules. We intend to disclose future amendments to our Code of Ethics, if any, and any waivers of its provisions required to be disclosed under the rules of the SEC or the NASDAQ Marketplace Rules, at the same location on our website.

Corporate Website

We maintain a corporate governance section on our website that contains copies of our principal governance documents. The corporate governance section may be found at www.emageon.com under “Investor — Corporate Governance.” This section contains the following documents, which are also available in print to any stockholder who requests a copy in writing to Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama, 35242:

•	Code of Business Ethics and Conduct;

•	Audit Committee Charter;

•	Compensation Committee Charter; and

•	Governance Committee Charter.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors, the Lead Independent Director, the non-management directors as a group, or any specific director by mailing the communication to the Board of Directors, c/o Corporate Secretary, Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama, 35242. Emageon’s Corporate Secretary will forward the correspondence to the Chairman of the Governance Committee unless it is addressed to an individual director or the Lead Independent Director, in which case the correspondence will be forwarded accordingly. The Board of Directors has requested that certain items unrelated to its duties be excluded, such as solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, and surveys.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Horgen (Chairman), Mr. Goad, and Mr. Williamson. None of the members of the Committee were officers or employees of the Company during 2006 or at any other time. During 2006 no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on the Company’s Board or Compensation Committee.

Director Independence

The Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation, and Governance Committees of the Board shall be independent. The Board makes an annual determination as to the independence of each Board member in accordance with the current standards for “independence” under NASDAQ Marketplace Rules and federal securities laws. Before the meeting at which this review occurs, each director is asked to supply the Governance Committee and the full Board with complete information about the director’s relationship with the Company and with its senior management and their affiliates. Senior management provides additional information about transactions, relationships or arrangements between the Company and the directors or parties related to the directors. The Governance Committee reviews this information and makes its own determinations of the independence of each director. It reports its findings and the reasons for those findings to the full Board, which then makes the final determinations of director independence. In October 2006, the Governance Committee and Board determined that Douglas D. French would qualify as an independent director under NASDAQ Marketplace Rules upon election to the Board. In April 2007 the Board determined that all of its directors and nominees for election at the Annual Meeting are independent under these standards except for Mr. Jett, who is the Chairman, Chief Executive Officer, and President of the Company.

Certain Relationships and Related Transactions

Policy on Related Party Transactions

The Company recognizes that transactions between the Company or its subsidiaries and any of its directors or executive officers can present potential or actual conflicts of interest. Accordingly, as a general matter it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy that requires the Company’s Audit Committee to review and, if appropriate, approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% shareholders had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

On April 10, 2007, the Company purchased $125,000 of shares of Series A Preferred Stock of Optimal Reading Services Group, Inc. (“Optimal”), a company that provides 24-hour diagnostic reading services, offering subspecialty, overflow, and after-hours remote reading services as a supplement for local diagnostic services. The Company’s investment in Optimal represents approximately 1.1% of the capital stock of Optimal on a fully diluted basis. Craig A. Parker, the former General Counsel and Secretary of the Company, is the Chief Executive Officer of Optimal. Fred C. Goad, Jr. and Douglas D. French, members of the Company’s Board of Directors, are also investors in Optimal, and hold an aggregate of 2% of the capital stock of Optimal on a fully diluted basis.

From January 2001 to May 2004, Mr. French served as the President and Chief Executive Officer of Ascension Health. Ascension Health is the Company’s largest customer, accounting for 27% of the Company’s total revenue during 2006. In addition, from May 2005 to October 2006, the Company was party to a consulting arrangement with French Management Group, LLC, a limited liability company founded and managed by Mr. French. Under the consulting arrangement, French Management Group received a monthly retainer of $5,000 from the Company in exchange for certain management and consulting services. The consulting arrangement was terminated prior to the appointment of Mr. French to the Board on October 16, 2006, and neither French Management Group nor the Company have any continuing obligations related thereto.

STOCK OWNERSHIP

Beneficial Ownership

The following table sets forth certain information known to the Company with respect to the beneficial ownership of its common stock as of March 31, 2007 by (i) each director and each nominee for director, (ii) the named executive officers of the Company (iii) all directors and officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock as defined in accordance with Rule 13d-3 under the Exchange Act.

	Common Shares		Percent
Beneficial Owner	Owned (1)(2)		Owned(3)

Non-Employee Directors and Nominees(4)
Arthur P. Beattie	14,409		*
Roddy J.H. Clark	13,924		*
Douglas D. French	5,750		*
Fred C. Goad, Jr.	14,409		*
Chris H. Horgen	30,227		*
Mylle H. Mangum	14,409		*
John W. Thompson	183,279	(5)	*
Hugh H. Williamson, III	11,560		*
Named Executive Officers(4)
Charles A. Jett, Jr.	515,040		2.41%
W. Randall Pittman	159,280		*
Grady O. Floyd	19,728		*
Robert W. Grubb	89,548		*
Wendell G. R. Brown	6,564		*
Milton G. Silva-Craig	—		—
Craig A. Parker	—		—
All Directors, Nominees and Named Executive Officers as a Group (15 Persons)	1,132,328		5.12%
Five Percent or Greater Stockholders
Deerfield Capital, L.P.
Deerfield Management Company, L.P.(6)	1,603,100		7.51%
James E. Flynn
Wells Fargo & Company(7)	1,507,645		7.07%
Brown Advisory Holdings Incorporated(8)	1,314,668		6.12%
HealthCor Management, L.P.
Arthur Cohen(9)	1,200,000		5.62%
Joseph Healey

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table, the persons listed have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	Includes beneficial ownership of the following numbers of shares that may be acquired with exercise of stock options that are currently exercisable or exercisable within 60 days after March 31, 2007:

Beneficial Owner	Shares

Arthur P. Beattie	12,409
Roddy J.H. Clark	11,924
Douglas D. French	3,750
Fred C. Goad, Jr.	12,409
Chris H. Horgen	9,500
Mylle H. Mangum	12,409
John W. Thompson	9,500
Hugh H. Williamson, III	9,500
Charles A. Jett, Jr.	450,420
W. Randall Pittman	147,354
Grady O. Floyd	19,728
Robert W. Grubb	89,548
Wendell G. R. Brown	6,564
Milton G. Silva-Craig	—
Craig A. Parker	—

(3)	The percentage of shares beneficially owned is based on 21,333,391 shares of common stock outstanding as of March 31, 2007. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 31, 2007 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)	The address of all the directors, nominees and named executive officers is 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242.

(5)	Includes the shares held by the Marianna Thompson Trust for the benefit of Mr. Thompson’s spouse. Does not include 212,622 shares held by two grantor retained annuity trusts, all the beneficiaries of which are Mr. Thompson’s adult children. Mr. Thompson does not have voting or dispositive power with respect to the shares held by these trusts.

(6)	Information regarding Deerfield Capital, L.P., Deerfield Management Company, L.P. and James E. Flynn is based solely upon a Schedule 13G filed by Deerfield Capital, L.P., Deerfield Management Company, L.P. and Mr. Flynn with the SEC on January 23, 2007. Deerfield Capital, L.P. beneficially owns 610,274 shares, and Deerfield Management Company, L.P. beneficially owns 992,826 shares. Shares listed as beneficially owned by Deerfield Capital, L.P. are owned by the following entities: Deerfield Partners, L.P. and Deerfield Special Situations Fund, L.P. Shares listed as beneficially owned by Deerfield Management Company, L.P. are owned by the following entities: Deerfield International Limited and Deerfield Special Situations Fund International Limited. James E. Flynn is the managing member of J.E. Flynn Capital LLC, the general partner of Deerfield Capital, L.P., and is the managing member of Flynn Management LLC, the managing member of Deerfield Management Company, L.P. The address for Deerfield Capital, L.P., Deerfield Management Company, L.P. and Mr. Flynn is 780 Third Avenue, 37th Floor, New York, NY 10017.

(7)	Information regarding Wells Fargo & Company is based solely upon a Schedule 13G filed by Wells Fargo & Company with the SEC on January 24, 2007. The Schedule 13G was filed by Wells Fargo & Company on its own behalf and on behalf of the following subsidiaries on a consolidated basis: Wells Capital Management Incorporated, a registered investment advisor; Wells Fargo Funds Management, LLC, a registered investment advisor; Peregrine Capital Management, Inc., a registered investment advisor; and Wells Fargo Bank, National Association, a bank. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(8)	Information regarding Brown Advisory Holdings Incorporated is based solely upon a Schedule 13G filed by Brown Advisory Holdings Incorporated with the SEC on February 14, 2007. The address for Brown Advisory Holdings Incorporated is 901 South Bond Street, Suite 400, Baltimore, MD 21231.

(9)	Information regarding HealthCor Management, L.P. and Messrs. Healey and Cohen is based solely upon a Schedule 13G filed by Healthcor Management, L.P. and Messrs. Healey and Cohen with the SEC on February 14, 2007. Messrs. Healey and Cohen are Managers of HealthCor Associates, LLC, the general partner of HealthCor Management, L.P. The address for HealthCor Management and Mr. Healey is 152 West 57th Street, 47th Floor, New York, New York 10019. The address for Mr. Cohen is 12 South Main Street, #203 Norwalk, CT 06854.

Section 16(a) Beneficial Ownership Reporting Compliance

Members of the Board of the Company, executive officers of the Company, and persons who beneficially own more than 10% of the outstanding common stock of the Company, if any, are subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of the Company’s common stock. Based solely upon (i) the copies of Section 16(a) reports received by the Company from such persons for their transactions in 2006 in the Company’s common stock and their common stock holdings, and (ii) the written representations received from such persons that no annual Form 5 reports were required to be filed by them for 2006, the Company believes that all reporting requirements under Section 16(a) for such year were met in a timely manner by the Company’s directors, executive officers, and greater than 10% owners of the Company’s common stock, except that Grady O. Floyd filed one late report with respect to an award of stock options and restricted stock units in April 2006. These awards were reported to the SEC on January 3, 2007.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

The following sets forth certain information regarding the Company’s executive officers as of December 31, 2006:

Name	Age	Position with Company

Charles A. Jett, Jr.	47	Chairman of the Board, Chief Executive Officer, and President
Grady O. Floyd	44	Chief Operating Officer
W. Randall Pittman	53	Chief Financial Officer and Treasurer
Robert W. Grubb	40	Senior Vice President, Sales
Wendell G. R. Brown	45	Senior Vice President, Business Development

The following is a brief description of the business experience and background of each of the Company’s executive officers. The description for Mr. Jett appears under “Proposal 1: Election of Directors” in this Proxy Statement.

Grady O. Floyd was appointed as Chief Operating Officer of the Company effective March 22, 2006. Mr. Floyd was a co-founder of Vasant, LLC, a consulting firm specializing in health care technology business development, and served as its Chief Operating Officer from September 2004 to March 2006. From September 2002 to April 2004, Mr. Floyd was President and Chief Executive Officer of CardioNow, Inc., a cardiology image and information system company, where he also served as Chief Operating Officer from August 2001 to September 2002. He served as President and Chief Operating Officer of Cemax-Icon, Inc., a medical image information system company specializing in the PACS-RIS and TeleRadiology filmless enterprise marketplace, from January 1999 to August 2001, and in a variety of other capacities prior to that, including Vice President, Operations from January 1997 to January 1999, a tenure that included the sale of the company to Eastman Kodak Company. Mr. Floyd has additionally held senior positions at several other advanced imaging companies. He began his career as a software systems engineer, and received a Bachelor of Science degree in industrial engineering from Stanford University.

W. Randall Pittman has served as Chief Financial Officer and Treasurer since November 2002. From 2000 to November 2002, he was Chief Financial Officer of BioCryst Pharmaceuticals, Inc., a biotechnology company. From 1998 to 1999 he was Chief Financial Officer of ScandiPharm, Inc., a pharmaceutical company. He previously served as Sr. Vice President of MedPartners, Inc., (now Caremark Rx, Inc.), a pharmacy benefit management company, and Executive Vice President and Controller of AmSouth Bancorporation. Mr. Pittman earned a Bachelor of Science degree from Auburn University and has been a Certified Public Accountant since 1978. Mr. Pittman is a director of the Regions Morgan Keegan Select funds, the RMK High Income Fund, Inc., the RMK Advantage Income Fund, Inc., the RMK Strategic Income Fund, Inc., and the RMK Multi-Sector High Income Fund, Inc.

Robert W. Grubb has served as Senior Vice President of Sales since June 2004. From September 2001 to June 2004, Mr. Grubb served as Vice President of Sales — East Region for the Company. Prior to joining the Company, from August 1989 to August 2001 Mr. Grubb led marketing and sales efforts for several other software companies including SunGard Data Systems and Electronic Healthcare Systems. Mr. Grubb received his Bachelor of Science Degree from the University of North Alabama.

Wendell G. R. Brown has served as Senior Vice President of Marketing and Business Strategy since March 2006. From November 2002 to March 2006, Mr. Brown served as President and Chief Operating Officer of Camtronics Medical Systems Inc., Canada where he was responsible for operations, product development, and customer service for cardiology image and information management systems provided through the Canadian subsidiary of Camtronics Medical Systems, Ltd., which was acquired by Emageon in November 2005. Prior to joining Camtronics, Mr. Brown served as Executive Vice President and Chief Operating Officer of VMI Medical, Inc. from June 1999 to November 2002, where his responsibilities included sales, product development, customer service, and finance functions serving customers in the pediatric cardiology marketplace. Mr. Brown held various positions with MCI/SHL Systemhouse Inc. from April 1993 through June 1999. Mr. Brown received a Bachelor of Science with Honors in Computing Science and Mathematics from Queen’s University, Kingston, Ontario.

Compensation Discussion & Analysis

This Compensation Discussion and Analysis section addresses the following topics: (i) the members and role of the Compensation Committee of the Board of Directors; (ii) the process by which executive compensation is set; (iii) the Company’s compensation philosophy; (iv) the components of the Company’s executive compensation program; (v) executive compensation decisions for 2006; and (vi) certain executive compensation decisions for 2007.

In this Proxy Statement, the individuals whose compensation is reported in the “Summary Compensation Table — 2006” are referred to as the “named executive officers” and in this “Compensation Discussion and Analysis” section, the terms, “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee.

The Compensation Committee

Committee Members and Independence.  Mr. Horgen (Chairman), Mr. Goad, and Mr. Williamson are the current members of the Committee. Mr. Williamson, who has served on the Board of Directors since 2000, was elected as the Company’s Lead Director on April 24, 2007, effective as of the close of the Annual Meeting, and will also serve as Compensation Committee Chairman following the Annual Meeting. Ms. Mangum will join the Compensation Committee at the close of the Annual Meeting. Each member of the Committee qualifies as an independent director under the NASDAQ Marketplace Rules.

Role of the Committee.  The Committee administers the compensation program for the named executive officers and certain key employees of the Company and makes all related decisions. The Committee also administers the Company’s equity incentive plans. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. In 2006, the Committee enlisted the services of Mercer Human Resource Consulting, an internationally recognized compensation consulting firm, to provide additional information for its evaluation of the competitiveness of the compensation packages of the

Company’s named executive officers. The Committee operates under a written charter adopted by the Board. The charter is available at www.emageon.com.

The fundamental responsibilities of the Committee are:

•	to review at least annually the goals and objectives and the structure of the Company’s plans for executive compensation, incentive compensation, equity-based compensation, and its general compensation plans and employee benefit plans (including retirement and health insurance plans);

•	to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company and its executive compensation plans, and to determine his or her compensation level based on this evaluation;

•	to review annually and determine the compensation level of all other executive officers of the Company, in light of the goals and objectives of the Company and its executive compensation plans;

•	periodically, as the Committee deems necessary or desirable and pursuant to the applicable equity-based compensation plan, to grant, or recommend that the Board grant, equity-based compensation awards to any officer or employee of the Company for such number of shares of common stock as the Committee, in its sole discretion, shall deem to be in the best interest of the Company; and

•	to review and recommend to the Board all equity-based compensation plans.

Committee Meetings.  The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Committee held seven meetings during 2006 and has held five meetings during 2007. The Committee typically meets with the Chief Executive Officer and also meets in executive session without management.

The Compensation-Setting Process

The Committee meets in executive session each year to evaluate the performance of the named executive officers and certain key employees, to determine their incentive bonuses for the prior fiscal year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation.

Although many compensation decisions are made in the fourth and first quarters, the compensation planning process continues throughout the year. Compensation decisions are designed to promote the Company’s fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance; and

•	recommending salary levels and option awards to the Committee.

The Chief Executive Officer also participates in Committee meetings at the Committee’s request to provide:

•	background information regarding the Company’s strategic objectives;

•	his evaluation of the performance of the named executive officers and other key employees; and

•	compensation recommendations as to the named executive officers (other than himself).

Executive Compensation Philosophy

The Company’s executive compensation program is based on a pay-for-performance philosophy. The Company believes in rewarding executives based on individual performance and aligning the executives’ interests with those of the stockholders with the ultimate objective of improving stockholder value. To that end, the Committee believes executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance. The Committee has not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different possible forms of non-cash compensation.

The Committee seeks to attract, retain and motivate key executives and to reward executives for value creation. The individual judgments made by the Committee are subjective and are based largely on the Committee’s perception of each executive’s contribution to both past performance and the long-term growth potential of the Company. Therefore, a substantial portion of executive officers’ compensation is determined by each executive officers’ contribution to the growth of the Company’s revenue and earnings per share.

The Committee also believes that total compensation and accountability should increase with position and responsibility. Consistent with this philosophy, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s targeted results and strategic initiatives. As position and responsibility increase, a greater portion of the named executive officer’s total compensation is performance-based pay.

In addition, our compensation methods focus management on achieving strong annual performance in a manner that supports and ensures the Company’s long-term success and profitability. The Committee believes that stock options and restricted stock units issued under the Company’s equity compensation plans create long-term incentives that align the interests of management with the interests of long-term stockholders.

Finally, while the Company’s overall compensation levels must be sufficiently competitive to attract talented leaders, the Committee believes that compensation should be set at responsible levels. The Company’s executive compensation programs are intended to be consistent with its cost control strategies.

2006 Compensation

Executive Summary.  The primary components of total compensation for the Company’s named executive officers during fiscal year 2006 were base salary, cash incentives (bonus), and equity incentive compensation. The overall compensation decisions made for fiscal 2006 for the named executive officers were as follows:

•	increases were made in base salaries for the named executive officers based on the Committee’s evaluation of individual performance and the recommendations of the Company’s Chief Executive Officer;

•	cash incentive (bonus) payments were made to certain named executive officers at reduced levels based upon the Company having achieved 50% of the performance metrics established by the Committee in March 2006; and

•	stock option and restricted stock unit awards were granted to named executive officers.

Base Salary.  On an annual basis the Committee determines the base salary for each of the named executive officers. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive’s past performance, internal pay equity, the tax deductibility of base salary and cash incentive payments and the extent to which the Company’s earnings were affected by the executive’s actions. The minimum levels of some of these base salaries are mandated by employment agreements with the named executive officers (which are described in more detail below under the heading “Additional Discussion of Material Items in Summary Compensation Table — 2006”). The relative amounts of the base salary and bonus of the named executive officers are set at levels so that a significant portion of the total compensation that such executive can earn is performance-based pay. The Committee believes that base salaries are an important part of the Company’s executive compensation program because they provide the named executive officers with a steady income stream that is not contingent upon the Company’s overall performance.

The amount of base salary is largely determined based on the subjective judgment of the Committee without the use of a formula, taking into account the factors described above. In determining the base salary of the named executive officers, the Committee may periodically benchmark against an applicable peer group and refer to surveys of compensation data for similar positions with similar companies.

For 2006, the annual salary increase for each of our named executive officers (ranging from 0% to 13.6%) was individually approved by the Compensation Committee and took effect on January 1, 2006. The base salaries in 2006 for the named executive officers are set forth in the “Summary Compensation Table — 2006.”

Cash Bonus.  The Company utilizes annual cash bonuses to reward the named executive officers for their performance and the performance of the Company during the prior year. The Company utilizes an informal performance-based annual bonus program whereby the Committee approves a target bonus for each named executive officer as a percentage of base salary. The named executive officer may earn his bonus based on the achievement of financial goals set by the Committee. Additional details regarding the Company’s financial goals and related bonus levels set by the Committee for 2006 are set forth under the heading “Additional Discussion of Material Items in Summary Compensation Table — 2006” below.

Equity Incentives.  We consider equity-based awards to be an important part of the Company’s executive compensation program. Stock options, restricted stock units, and other equity-based awards provide the named executive officers with a strong link to the Company’s long-term performance, promote an ownership culture, and more closely align the interests of the named executive officers with those of the Company’s stockholders.

The named executive officers are eligible to receive stock options and restricted stock units under the Emageon Inc. 2005 Equity Incentive Plan. This plan provides the Committee with broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares.

In determining the number of options and restricted stock units to be granted to named executive officers, and the frequency of such grants, the Committee takes into account the executive’s title, scope of responsibility, ability to affect the profitability of the Company, the executive’s performance and the value of stock options and restricted stock units in relation to other elements of total compensation. In addition, because the Company believes that revenue and stock price appreciation are the most useful measures of management’s effectiveness in creating value for the stockholders, the Company’s revenue and stock price appreciation over the applicable performance measurement periods are also taken into account when determining the number of options to be granted to executives.

The Company grants all stock options based on the fair market value of its common stock as of the date of grant. The exercise price for stock option grants is determined by reference to the closing price per share on the NASDAQ Global Market at the close of business on the date of grant.

Option awards under the compensation programs discussed above are made at regular or special Compensation Committee meetings. The effective date for such grants is the date of such meeting, or such future date as the Committee may specify. The Company may also make grants of equity incentive awards at the discretion of the Committee or the Board of Directors in connection with the hiring of new executive officers and other employees.

During 2006, the named executive officers received options to purchase an aggregate of 276,016 shares and 25,779 restricted stock units under the Company’s 2005 Equity Compensation Plan. For a more complete description of the individual awards, see the “Grants of Plan Based Awards” table below.

Perquisites and Other Personal Benefits Compensation.  The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of Company matching contributions to the executive officers’ 401(k) Plan accounts, the value of certain life insurance benefits, and club memberships. Executive officers did not receive any other perquisites or other personal benefits or property.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006, the Company began accounting for stock-based payments, including its 2005 Equity Incentive Plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment” (“FAS 123R”).

Other Compensation.  The named executive officers are entitled to the same benefits that are otherwise available to all employees. Benefits which are available to all employees generally include company-paid basic group term life insurance and basic accidental death and dismemberment insurance, and an employer match of eligible compensation that employees invest in their 401(k) Plan accounts.

2007 Compensation Decisions

The following table summarizes the Committee’s 2007 base salary decisions for the named executive officers. The base salary amounts were effective February 15, 2007.

Name	Base Salary

Charles A. Jett	$353,000
W. Randall Pittman	255,000
Grady O. Floyd	255,000
Robert W. Grubb	190,000
Wendell G. R. Brown	195,000

REPORT OF THE COMPENSATION COMMITTEE

To the Stockholders of Emageon Inc.:

The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

The foregoing report is provided by the following directors, who constitute the Committee:

COMPENSATION COMMITTEE
Chris H. Horgen (Chairman)
Fred C. Goad, Jr.
Hugh H. Williamson, III

Summary Compensation Table — 2006

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company for the years ended December 31, 2006 by our named executive officers. Mr. Silva-Craig resigned his position as Chief Operating Officer and President of the Company effective March 22, 2006, and Mr. Parker resigned his position as General Counsel and Secretary of the Company effective May 1, 2006.

					Non-Equity
					Incentive		All
			Stock	Option	Plan		Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation		Compensation(4)	Total

Charles A. Jett, Jr.	2006	$336,000	$32,615	$738,082	$84,000	(5)	$4,528	$1,195,225
Chairman, Chief Executive Officer, and
President
W. Randall Pittman	2006	233,000	9,694	219,327	46,600	(5)	4,781	513,402
Chief Financial Officer
and Treasurer
Grady O. Floyd	2006	202,256	21,494	118,752	—		26,769	369,271
Chief Operating Officer(6)
Robert W. Grubb	2006	185,000	—	200,397	247,160	(7)	3,882	636,439
Senior Vice President, Sales
Wendell G. R. Brown	2006	185,000	15,353	28,730	30,525	(5)	—	259,608
Senior Vice President, Business
Development
Milton G. Silva-Craig	2006	206,782	—	302,397	—		3,746	512,925
Former Chief Operating Officer
and President(8)
Craig A. Parker	2006	122,092	—	331,408	—		3,607	457,107
Former General Counsel
and Secretary(9)

(1)	Includes amounts deferred under the Company’s employee savings plan under Section 401(k) of the Internal Revenue Code. The Company contributed $437,532 to this plan in 2006 on behalf of all of its eligible participating employees.

(2)	Represents the amount recognized by the Company as an expense in 2006 for financial reporting purposes pursuant to FAS 123R with respect to restricted stock unit awards, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts include awards granted in and prior to 2006. The methodology and assumptions used to calculate the cost of each named executive officer’s outstanding restricted stock unit grants for 2006 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 14, “Stock-Based Compensation Expense,” beginning on page F-22 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. No restricted stock unit grants to the named executive officers listed above were forfeited in 2006.

(3)	Represents the amount recognized by the Company as an expense in 2006 for financial reporting purposes pursuant to FAS 123R with respect to options, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts include awards granted in and prior to 2006. The methodology and assumptions used to calculate the cost of each named executive officer’s outstanding stock option grants for 2006 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 14, “Stock-Based Compensation Expense,” beginning on page F-22 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. No stock option grants to the named executive officers listed above were forfeited in 2006.

(4)	Includes life insurance premiums paid on behalf of the named executive officers and matching contributions to the executives’ 401(k) Plan accounts. Other compensation for Mr. Floyd also includes $26,290 of moving expenses for which Mr. Floyd was reimbursed in 2006. No other perquisites or personal benefits exceeded $10,000 for any named executive officer.

(5)	Consists of cash bonus awarded under the Company’s performance-based annual bonus program. For 2006, the Compensation Committee established two performance metrics for the non-equity incentive bonus plan: (i) $122-125 million in Company revenue, and (ii) earnings per share of $.02 (before acquisition-related charges). The Company achieved the revenue performance metric, but did not achieve the earnings per share target; thus, non-equity cash incentive bonus payments were made to executives at 50% of target bonus range. Target bonus ranges for 2006 are listed in the “Grants of Plan-Based Awards Table — 2006” below.

(6)	The Company first employed Mr. Floyd in March 2006.

(7)	Mr. Grubb received $247,160 in non-equity incentive plan compensation pursuant to a sales incentive compensation plan.

(8)	Mr. Silva-Craig resigned his position as Chief Operating Officer and President of the Company effective March 22, 2006, but continued to be employed by the Company on a full-time basis through September 30, 2006.

(9)	Mr. Parker resigned his position as General Counsel and Secretary of the Company effective May 1, 2006, but continued to be employed by the Company on a full-time basis through June 30, 2006.

Additional Discussion of Material Items in Summary Compensation Table — 2006

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table — 2006 was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of the Company’s compensation plans and arrangements is set forth below.

Employment Agreements of Named Executive Officers

Mr. Jett, Chairman of the Board, Chief Executive Officer, and President; Mr. Pittman, Chief Financial Officer and Treasurer; and Mr. Floyd, Chief Operating Officer, have employment agreements with the Company. The term of Mr. Jett’s employment agreement is two years, the term of Mr. Pittman’s employment agreement is one year, and the term of Mr. Floyd’s employment agreement is eighteen months. The terms of the agreements automatically renew on a daily basis unless notice is given by the Company or by the executive to cease the automatic renewal.

Pursuant to the terms of the agreements, each of these executive officers is entitled to a base annual salary, subject to annual increase as recommended by the Compensation Committee, and is eligible for an annual targeted cash bonus equal to a percentage of annual salary. Target bonuses are paid if in the judgment of the Compensation Committee certain target levels of revenue and earnings are achieved and if certain other criteria are met. In addition, these executives are eligible for the same employee benefits, including health, life, disability, dental, and retirement benefits, as are available to all employees of the Company.

The Company is also party to a letter agreement with Mr. Grubb, dated September 11, 2006, regarding severance payments to be made to Mr. Grubb in the event that his employment is terminated other than for cause or as a result of a change in control of the Company. The terms of these severance arrangements are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” below.

The Company is not a party to any written employment agreement with Mr. Brown.

2005 Equity Incentive Plan

The Board of Directors adopted the Emageon Inc. 2005 Equity Incentive Plan in January 2005. The plan gives the Compensation Committee broad discretion to fashion the terms of awards to provide eligible participants with such equity-based incentives as the Compensation Committee deems appropriate. It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, restricted stock, restricted stock units, stock appreciation rights, and performance shares.

Cash Bonus Program

The Company utilizes a performance-based annual bonus program whereby the Committee approves a target bonus for each named executive officer (and certain other employees) as a percentage of base salary, with the bonus payable if the Company reaches certain financial performance metrics and the executive meets certain performance objectives. Additional detail regarding the program is set forth under the heading “Compensation Discussion and Analysis” above.

For 2006, the Compensation Committee established two performance metrics for this bonus plan: (i) $122-125 million in Company revenue, and (ii) earnings per share of $.02 (before acquisition-related charges). In addition, the Compensation Committee determined that the target cash incentive amount for which Mr. Jett would be eligible would be 50% of his base salary, and the target cash incentive amounts for which the Company’s other named executive officers would be eligible would range from 33% to 40% of the executive’s base salary. One-half of the cash incentive amount would be payable to the named executive officer if the Company achieved the total revenue target, and one-half would be payable if the Company achieved the earnings per share target. No cash incentive would be paid in the event the Company’s performance fell below both the revenue target and the earnings per share target.

The Company achieved the revenue performance metric, but did not achieve the earnings per share target; thus, non-equity cash incentive bonus payments were made to executives at 50% of target bonus range. The amounts of the target bonuses for each named executive officer are set forth in the “Grants of Plan-Based Awards Table — 2006” below, and the actual cash bonus payments made to the named executive officers for 2006 are set forth in the “Summary Compensation Table — 2006” above.

Sales Incentive Compensation Plan

The Company has agreed to a sales incentive compensation plan with Mr. Grubb that provides for payment of quarterly and annual incentive compensation equal to a percentage of new sales bookings by the Company’s sales team, subject to achievement of certain minimum bookings targets and certain minimum annual revenue targets.

Defined Contribution Benefit Plan

The Company has established a 401(k) plan for all eligible employees pursuant to Section 401(k) of the Internal Revenue Code. Prior to 2006, the Company made no contributions to this plan. Effective January 1, 2006, the Company began matching employee contributions to the plan at a rate of 50% of employee contributions up to a maximum of 3% of the employee’s annual salary. The Company’s aggregate contribution to the plan for all participating employees for the year ended December 31, 2006 was $437,532.

Grants of Plan-Based Awards Table — 2006

The following table sets forth information on non-equity incentive plans and grants of equity awards to our named executive officers in fiscal 2006.

									Grant
						All Other	All Other		Date
						Stock	Option		Fair
						Awards:	Awards:	Exercise	Value of
			Estimated Future Payouts Under			Number of	Number of	or Base	Stock
			Non-Equity Incentive Plans(1)			Shares of	Securities	Price of	and
	Approval	Grant				Stock or	Underlying	Option	Option
Name	Date	Date	Threshold	Target	Maximum	Units(2)	Options(3)	Awards ($/Sh)	Awards(4)

Charles A. Jett, Jr.			$—	$168,000	$168,000
	3/31/2006	4/3/2006				10,622			$175,900
	3/31/2006	4/3/2006					95,600	$16.56	$987,548
W. Randall Pittman			$—	$93,200	$93,200
	3/31/2006	4/3/2006				3,157			$52,280
	3/31/2006	4/3/2006					28,416	$16.56	$293,537
Grady O. Floyd(5)			$—	$—	$—
	3/31/2006	4/3/2006				7,000			$115,920
	3/31/2006	4/3/2006					62,000	$16.56	$640,460
Robert W. Grubb			$—	See Note 6	See Note 6
	3/31/2006	4/3/2006					75,000	$16.56	$774,750
Wendell G. R. Brown			$—	$61,050	$61,050
	3/31/2006	4/3/2006				5,000			$82,800
	3/31/2006	4/3/2006					15,000	$16.56	$154,950
Milton Silva-Craig	—	—	—	—	—	—	—	—	—
Craig A. Parker	—	—	—	—	—	—	—	—	—

(1)	These columns indicate the range of payouts targeted for 2006 performance under the Company’s annual cash bonus program as described under the headings “Compensation Discussion and Analysis” and “Additional Discussion of Material Items in Summary Compensation Table — 2006.” The actual payment for 2006 to each named executive officer is shown in the “Summary Compensation Table — 2006” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	These restricted stock units vest in 48 approximately equal monthly installments commencing on May 3, 2006.

(3)	These options have a ten-year term. Twenty-five percent of these options vested in one installment on April 3, 2007, with the balance vesting in 36 approximately equal monthly installments commencing May 3, 2007.

(4)	The methodology and assumptions used to calculate the grant date fair value of each named executive officer’s restricted stock unit and stock option grants for 2006 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 14, “Stock-Based Compensation Expense,” beginning on page F-22 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)	Mr. Floyd became employed by the Company in March 2006 and therefore was not paid non-equity incentive compensation during 2006.

(6)	Mr. Grubb’s sales incentive compensation plan with the Company provides for payment of quarterly and annual incentive compensation equal to a percentage of new sales bookings by the Company’s sales team and is subject to achievement of certain minimum bookings targets and certain minimum annual revenue targets.

Outstanding Equity Awards at Fiscal Year-End — 2006

The following table sets forth information on stock options and stock awards held by the named executive officers at December 31, 2006. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 29, 2006, the last trading day in 2006, which was $15.36.

		Option Awards					Stock Awards
									Market
							Number of		Value
		Number of	Number of				Shares or		of Shares
		Securities	Securities				Units of		or Units
		Underlying	Underlying				Stock		of Stock
		Unexercised	Unexercised	Option	Option		That		That
	Date of	Options	Options	Exercise	Expiration		Have Not		Have Not
Name	Award	Exercisable	Unexercisable	Price	Date		Vested		Vested

Charles A. Jett, Jr.	7/1/2000	148,187	0	4.70	7/1/2010	(1)
	10/30/2000	57,152	0	4.70	10/30/2010	(2)
	12/14/2001	78,000	0	1.73	12/14/2011	(3)
	1/28/2003	9,538	0	4.70	1/28/2013	(4)
	2/11/2004	33,053	21,430	5.52	2/11/2014	(5)
	1/7/2005	0	61,641	7.17	1/7/2015	(6)
	11/1/2005	27,083	72,917	12.72	11/1/2015	(7)
	4/3/2006	0	95,600	16.56	4/3/2016	(8)
	4/3/2006						8,852	(9)	$135,967
W. Randall Pittman	11/1/2002	100,453	0	4.70	11/1/2012	(10)
	2/11/2004	10,400	5,357	5.52	2/11/2014	(5)
	1/7/2005	0	20,606	7.17	1/7/2015	(6)
	11/1/2005	8,124	21,876	12.72	11/1/2015	(7)
	4/3/2006	0	28,416	16.56	4/3/2016	(8)
	4/3/2006						2,631	(9)	$40,410
Grady O. Floyd	4/3/2006	0	62,000	16.56	4/3/2016	(8)
	4/3/2006						5,834	(9)	$89,600
Robert W. Grubb	11/1/2002	54,305	0	4.70	11/1/2012	(10)
	2/11/2004	3,199	1,649	5.52	2/11/2014	(6)
	11/4/2004	7,999	4,121	7.17	11/4/2014	(11)
	4/3/2006	0	75,000	16.56	4/3/2016	(8)
Wendell G. R. Brown	4/3/2006	0	15,000	16.56	4/3/2016	(8)
	4/3/2006						4,167	(9)	$64,005
Milton Silva-Craig	2/11/2004	0	12,859	5.52	05/29/2007	(12)
	1/7/2005	0	39,756	7.17	05/29/2007	(12)
	11/1/2005	833	29,167	12.72	05/29/2007	(12)
Craig A. Parker	—	—	—	—	—		—		—

(1)	These options vested in four equal annual installments commencing July 1, 2001.

(2)	These options vested in four equal annual installments commencing October 30, 2001.

(3)	These options vested in three approximately equal annual installments commencing December 14, 2002.

(4)	These options vested in three approximately equal annual installments commencing January 28, 2004.

(5)	These options vested in three approximately equal annual installments commencing February 11, 2005.

(6)	Fifty percent of these options vested in one installment on January 7, 2007, with the balance vesting in two equal annual installments commencing January 7, 2008.

(7)	Twenty-five percent of these options vested in one installment on November 1, 2006, with the balance vesting in 36 approximately equal monthly installments commencing December 1, 2006.

(8)	Twenty-five percent of these options vested in one installment on April 3, 2007, with the balance vesting in 36 approximately equal monthly installments commencing May 3, 2007.

(9)	These restricted stock units vest in 48 approximately equal monthly installments commencing on May 3, 2006.

(10)	These options vested in three approximately equal annual installments commencing November 1, 2002.

(11)	These options vested in three approximately equal annual installments commencing September 10, 2004.

(12)	These options terminate 90 days following the one year anniversary of Mr. Silva-Craig’s resignation as an officer of the Company.

Option Exercises and Stock Vested Table — 2006

The following table provides information, for the named executive officers, on stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting(2)	Vesting(3)

Charles A. Jett, Jr.	47,492	$—	1,770	$27,026
W. Randall Pittman	40,000	440,711	526	8,071
Grady O. Floyd	—	—	1,167	17,854
Robert W. Grubb	6,300	81,910	—	—
Wendell G. R. Brown	—	—	833	12,718
Milton Silva-Craig	97,994	914,484	—	—
Craig A. Parker	63,999	576,947	—	—

(1)	The value realized on exercise represents the difference between the exercise price of the stock options and the trading price of the Company’s common stock on the NASDAQ Global Market upon the sale of the stock, multiplied by the number of shares underlying the option exercised.

(2)	Represents restricted stock units granted on April 3, 2006 that vested during 2006. These restricted stock units vest in 48 equal monthly installments.

(3)	Amounts reflect the market value of the stock, as determined by the closing price per share on the NASDAQ Global Market, on the day the stock vested.

Potential Payments Upon Termination or Change in Control

The Company is party to employment agreements with certain of its named executive officers, and has also entered into severance agreements with certain of its named executive officers. These employment and severance agreements address, among other things, compensation and benefits that would be paid to each of the named executive officers if his employment is terminated for various reasons, including termination for cause or without cause, and termination in connection with a change in control of the Company.

In addition, certain of the Company’s equity-based incentive plans and the award agreements under those plans call for compensation to be provided under certain circumstances in connection with the termination of a named executive officer’s employment or a change in control of the Company.

Potential Payments

Assuming that a termination event or change in control had occurred on December 31, 2006, the value of potential payments and benefits payable to each of Messrs. Jett, Pittman and Floyd is set forth in the following tables. Additional information regarding these potential payments as well as potential payments to the Company’s other named executive officers in connection with a termination event or change in control is provided following these tables.

The price per share of the Company’s common stock used for purposes of the following calculations is the closing market price on the NASDAQ Global Market as of December 29, 2006, the last trading day in 2006, which was $15.36. The tables exclude (i) amounts accrued through December 31, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2006, (ii) vested account balances in our contributory retirement plan that are generally available to all of the Company’s U.S. salaried employees, and (iii) any amounts to be provided under any arrangement that does not discriminate in scope, terms, or operation in favor of named executive officers and that is available generally to all salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination.

Charles A. Jett, Jr.

		Termination by
	Termination by	Company without		Voluntary
	Company without	Cause or by Named		Termination by
	Cause or by Named	Executive Officer with		Named Executive
	Executive Officer	Good Reason Following		Officer Following a
Payment or Benefit	with Good Reason	a Change in Control		Change in Control

Severance payment(s)(1)	$1,008,000	$1,008,000		$504,000
Continued healthcare and life insurance coverage(2)	14,617	14,617		7,309
Tax gross-up	—	918,171	(3)	664,419	(3)
Market value of stock options vesting on termination	955,822	955,822		955,822
Market value of restricted stock units vesting on termination	135,967	135,967		135,967

(1)	Represents Mr. Jett’s then-current base salary and maximum 2006 cash bonus multiplied by the applicable severance period under his employment agreement.

(2)	Represents the product of the Company’s monthly premium costs for such benefits multiplied by the applicable severance period under Mr. Jett’s employment agreement.

(3)	The amount shown is an estimate of the tax gross up payment payable to Mr. Jett. This amount is an estimate only, and is calculated using the full market value of restricted stock that would vest upon such a termination and the difference between the full market value and the exercise price of stock options that would vest upon such a termination. Under the IRS rules governing parachute payments, only a portion of this value would likely be considered a parachute payment; a lower parachute payment would result in a lower gross up payment. For purposes of this estimate, no value has been assigned to the restrictive covenants to which Mr. Jett would be subject under his employment agreement.

  W. Randall Pittman and Grady O. Floyd

Termination by Company
without Cause or by Named
Executive Officer
Name and Payment or Benefit	with Good Reason

W. Randall Pittman
Severance payment(s)(1)	$326,200
Continued healthcare and life insurance coverage(2)	7,574
Market value of stock options vesting on termination	279,232
Market value of restricted stock units vesting on termination	40,410
Grady O. Floyd
Severance payment(s)(1)	$535,000
Continued healthcare coverage(2)	10,063
Market value of restricted stock units vesting on termination	89,600

(1)	Represents the named executive officer’s then-current base salary and maximum 2006 cash bonus multiplied by the applicable severance period under his employment agreement.

(2)	Represents the product of the Company’s monthly premium cost for such benefit multiplied by the applicable severance period under the named executive officer’s employment agreement.

Employment and Severance Agreements

Messrs. Jett, Pittman and Floyd.  The Company’s employment agreements with Messrs. Jett, Pittman and Floyd address the rights and obligations of the Company in connection with the termination of the executive’s employment in different situations. Under each agreement:

•	Upon any termination of the executive’s employment, including if the executive’s employment is terminated by the Company for “cause” by the Company or the executive by reason of death or disability, by the executive without “good reason,” or by virtue of the expiration of the term of the agreement, the executive (or his estate or beneficiaries, as applicable) will be entitled to receive all compensation due to him under the agreement through his last day of employment.

•	If the executive terminates his employment for “good reason” or the Company terminates the executive’s employment other than for “cause,” death or disability, then the executive will be entitled to receive a lump sum payment that is equal to (i) his then-current monthly base salary plus one-twelfth of his target annual bonus multiplied by (ii) the number of months in the “severance period.” The severance period is equal to the greater of 12 months or the number of months remaining under the term of the employment agreement; provided that the severance period for Mr. Jett in connection with a voluntary termination (i.e., for other than “good reason”) of his employment following a change in control is 12 months. In addition, the executive’s coverage under the Company’s health, dental, and life insurance plans would continue during the severance period, and, for each of Messrs. Jett and Pittman, his outstanding stock options and restricted stock units will become fully vested.

Each of the employment agreements provides for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. Additionally, each of the employment agreements contains non-compete, non-solicitation, confidentiality and related provisions covering the term of employment and, post-termination, for the longer of the severance period or one year.

Under the employment agreements, the definition of “cause” includes (i) the willful and continued breach of duties by the executive, (ii) willfully engaging in illegal conduct or gross misconduct that is demonstrably and materially injurious to the Company, (iii) material breach by the executive of the employment agreement, (iv) breach by the executive of the non-solicitation, non-compete or confidentiality provisions in the employment agreement, and (v) conviction of a felony or serious misdemeanor involving moral turpitude, theft, or dishonesty.

Under the employment agreements, the definition of “good reason” includes (i) a material reduction in the executive’s duties or responsibilities, (ii) a reduction in the executive’s base salary or target bonus, (iii) the failure by the Company to maintain a benefit program that is material to the executive’s overall compensation, (iv) the relocation of the executive’s office or the Company’s headquarters to a location more than 35 miles away from its present location, and (v) material breach by the Company of the employment agreement. In addition, under his employment agreement, Mr. Jett may terminate his employment for any reason during specified periods following a “change in control” of the Company.

Mr. Grubb.  The Company’s severance letter agreement with Mr. Grubb provides that if his employment is terminated for any reason other than for “cause,” or is terminated in connection with a change in control of the Company, Mr. Grubb will be entitled to receive a lump sum payment equal to six months of his then-current base salary. Assuming that Mr. Grubb’s employment was terminated on December 31, 2006 by the Company other than for cause or in connection with a change in control of the Company, Mr. Grubb would have been entitled to receive a payment of $92,500.

Under the severance letter agreement, “cause” is defined to include (i) insubordination, (ii) any act or omission that is, or is likely to be, injurious to the Company or its business reputation, (iii) dishonesty, fraud, malfeasance, gross negligence, or misconduct, (iv) failure to satisfactorily perform duties or follow the policies, procedures, and rules of the Company, and (v) arrest, indictment for, or conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude.

Termination of Employment of Messrs. Silva-Craig and Parker

Milton Silva-Craig.  In April 2006, the Company entered into a letter agreement with Milton Silva-Craig, who resigned his position as the Company’s President and Chief Operating Officer as of March 22, 2006. The letter agreement amended Mr. Silva-Craig’s employment agreement and set forth certain other understandings and arrangements between the Company and Mr. Silva-Craig regarding the termination of his employment. The letter agreement provided that Mr. Silva-Craig would remain employed with the Company on a full-time basis through September 30, 2006, performing such duties as may be assigned from time to time by the Chief Executive Officer of the Company. During that period, Mr. Silva-Craig was paid his then-current annual base salary of $254,576, and continued to receive certain other benefits that he was being provided on the date of his resignation. The letter agreement further provided that from October 1, 2006 through February 28, 2007, Mr. Silva-Craig would be considered a part-time employee of the Company and would make himself available as reasonably requested by the Company at a reduced level of compensation, and would be eligible to participate in the Company’s benefit plans generally available to part-time employees. Additionally, the letter agreement provided that the vesting of Mr. Silva-Craig’s outstanding stock options would continue throughout the five month period ended February 28, 2007. Mr. Silva-Craig is bound by the obligations of confidentiality, non-solicitation, non-competition and non-disparagement that were set forth in his original employment agreement through February 29, 2008.

Craig A. Parker.  Mr. Parker resigned his position as General Counsel and Secretary of the Company effective May 1, 2006. Mr. Parker remained employed by the Company in other capacities until August 31, 2006, and was paid his then-current annual base salary of $216,660, and continued to participate in the Company’s benefit plans, through that date.

Change in Control and Termination Provisions of the Company’s Other Benefit Plans

2005 Equity Incentive Plan.  Under the terms of the Company’s 2005 Equity Incentive Plan, unless otherwise provided in a restricted stock unit, employment or other agreement, if one of the named executive officers becomes disabled, his restricted stock units will become fully vested and nonforfeitable, but if he dies while actively employed by the Company or his employment is terminated for any other reason, all unvested restricted stock units are forfeited.

Compensation of Directors

The following table sets forth the compensation earned by or awarded to each director who is not an employee of the Company and also served on the Company’s Board of Directors in 2006. Mr. Jett, the only employee director of the Company, receives no additional cash compensation for his service as a director. Information regarding the compensation awarded Mr. Jett for his service as an employee is shown under “Summary Compensation Table — 2006” in this Proxy Statement.

Non-Employee Director Compensation Table — 2006

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)	Awards(2)(3)(4)	Compensation	Total

Arthur P. Beattie	$32,500	$31,080	$40,260	$—	$103,840
Roddy J.H. Clark	26,500	31,080	40,260	—	97,840
Douglas D. French(5)	6,000	6,663	22,213	45,000	79,876
Fred C. Goad, Jr.	31,000	31,080	40,260	—	102,340
Chris H. Horgen(6)	29,000	31,080	40,260	—	100,340
Mylle H. Mangum	29,500	31,080	40,260	—	100,840
John W. Thompson	27,500	31,080	40,260	—	98,840
Hugh H. Williamson, III	30,000	31,080	40,260	—	101,340

(1)	Represents the amount recognized by the Company as an expense in 2006 for financial reporting purposes pursuant to FAS 123R with respect to restricted stock unit awards, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Each director other than Mr. Jett and Mr. French was granted 2,000 restricted shares of our common stock at a price of $15.54 per share on January 10, 2006. The shares vested on January 10, 2007. The grant date fair value of the restricted shares granted to each director was $31,080. Mr. French was granted 2,000 shares of restricted common stock at a price of $15.99 per share on October 16, 2006. These shares vest on October 16, 2007. The grant date fair value of the restricted shares granted to Mr. French was $31,980. The methodology and assumptions used to calculate the cost of each director’s outstanding restricted stock unit grants for 2006 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 14, “Stock-Based Compensation Expense,” beginning on page F-22 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(2)	Represents the amount recognized by the Company as an expense in 2006 for financial reporting purposes pursuant to FAS 123R with respect to options, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts include awards granted in and prior to 2006. The methodology and assumptions used to calculate the cost of each director’s stock option grants for 2006 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 14, “Stock-Based Compensation Expense,” beginning on page F-22 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. No stock option grants to the directors listed above were forfeited in 2006.

(3)	Each director other than Mr. Jett and Mr. French was granted options to purchase 7,500 shares of common stock at an exercise price of $13.55 per share on May 25, 2006. These options have a ten-year term and vest on May 24, 2007. The grant date fair value of the options granted to each Director was $63,525. Mr. French was granted options to acquire 3,750 shares of common stock at an exercise price of $15.99 upon his election to the Board on October 16, 2006. The grant date fair value of the options granted to Mr. French was $37,200. The methodology and assumptions used to calculate the cost of each director’s outstanding stock option grants for 2006 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 14, “Stock-Based Compensation Expense,” beginning on page F-22 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(4)	Each director had the following unexercised options outstanding at December 31, 2006: Mr. Beattie, options to purchase 12,409 shares; Mr. Clark, options to purchase 11,924 shares; Mr. French, options to purchase 3,750 shares; Mr. Goad, options to purchase 12,409 shares; Mr. Horgen, options to purchase 9,500 shares; Ms. Mangum, options to purchase 12,409 shares; Mr. Thompson, options to purchase 9,500 shares; and Mr. Williamson, options to purchase 9,500 shares.

(5)	“All Other Compensation” for Mr. French consists of $45,000 in consulting fees under a Consulting Agreement with the Company that was terminated in October 2006 prior to Mr. French’s election to the Board of Directors.

(6)	Mr. Horgen will retire from the Board of Directors effective as of the close of the Annual Meeting.

Director Compensation

Directors of the Company receive both cash compensation and equity compensation.

Cash Compensation.  For the year ended December 31, 2006 and subsequent years, the Board has approved cash compensation to be paid non-employee directors as follows:

•	an annual retainer fee of $20,000;

•	a per meeting fee of $1,000;

•	a per committee meeting fee of $500; and

•	an annual retainer fee for committee chairmen of $5,000 for the Audit Committee and $3,000 for the Compensation and Governance Committees.

Equity Compensation.  Under the Company’s 2005 Non-Employee Director Stock Incentive Plan (the “Director Plan”), the Compensation Committee of the Board, or other committee designated by the Board, may grant to the group of non-employee directors a maximum of 500,000 shares of the Company’s common stock in the form of non-qualified stock options, stock appreciation rights, restricted stock, or restricted stock units. The Committee has the discretion to determine the terms and conditions of the awards, including the type, number of shares, duration, conditions of exercise, and consequences of a director’s termination of service or a change in control of the Company. The Committee may amend or terminate the Director Plan and may amend outstanding awards provided that no such amendment will adversely affect the rights and obligations of a non-employee director without his or her consent. All options are granted at the fair market value of the Company’s stock on the date of grant.

The Director Plan provides for an automatic award of stock options to each non-employee director each year on the day following the annual meeting, and for the award of stock options to each person first elected as a director on a date other than the annual meeting date. The Director Plan also allows the administering committee to make discretionary grants to non-employee directors. For the year ended December 31, 2006 and subsequent years, the Board approved the automatic award to non-employee directors of an option for 7,500 shares of common stock on the day following the annual meeting and, for 2006 only, an award of 2,000 shares of restricted common stock.

Equity Compensation Plan Information

The following sets forth information regarding the Company’s equity compensation plans as of December 31, 2006:

# of Shares of Common
Stock Remaining
	Number of Shares of		Available for Future
	Common Stock to be	Weighted Average	Issuance Compensation
	Issued on Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column A)

Equity Compensation Plans Approved by Stockholders(1)	1,756,485	$9.25	3,384,327
Equity Compensation Plans Not Approved By Stockholders	—	—	—
Total	1,756,485	9.25	3,384,327

(1)	Each January 1st, beginning January 1, 2006 and ending January 1, 2009, the maximum number of shares available for issuance under the Company’s 2005 Equity Incentive Plan will automatically increase by the lesser of the number of shares subject to awards granted under the 2005 Equity Incentive Plan during the prior calendar year or 650,000 shares.

AUDIT-RELATED MATTERS

Report of the Audit Committee

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee of the Board of Directors of the Company is currently composed of three members and acts under a written charter adopted and approved by the Board of Directors in January 2005, which is available on our website at www.emageon.com. The current members of the Audit Committee are Mr. Beattie (Chairman), Mr. Goad and Mr. Thompson. The current members of the Audit Committee are independent directors, as defined under the NASDAQ Marketplace Rules, and those independence requirements contemplated by Rule 10A-3 under the Exchange Act.

The Audit Committee is responsible for reviewing the Company’s financial reporting process, its systems of internal controls, the audit process and compliance with laws and regulations. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee also has the authority and responsibility to select, evaluate and, when it deems it to be appropriate, replace the independent registered public accounting firm.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committees, as amended.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 Independence

Discussions with Audit Committees, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

By the Audit Committee:

Arthur P. Beattie, Chairman
Fred C. Goad, Jr.
John W. Thompson

Fees Paid To Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for the indicated services performed by Ernst & Young LLP during the years ended December 31, 2006 and 2005:

	2006	2005

Audit Fees	$1,005,112	$453,702
Audit Related Fees	—	250,922
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,005,112	$704,624

Audit fees.  Audit fees consist of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and the review of interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and, for 2006 only, the audit of the Company’s internal controls over financial reporting.

Audit related fees.  Audit related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements but not reported under “Audit fees”. Such fees include those for services performed in 2005 in connection with the initial public offering of the Company’s common stock in February 2005, and the Company’s acquisition of Camtronics Medical Systems, Ltd. in 2005.

Tax fees and all other fees.  There were no fees billed by Ernst & Young LLP for tax or other services in 2005 and 2006.

The Audit Committee has determined that all non-audit services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the Company’s independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters also require specific pre-approval. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full Committee in the event a need arises for specific pre-approval between Committee meetings.

OTHER INFORMATION

Date For Receipt Of Stockholder Proposals For 2008 Annual Meeting

In the event a stockholder desires to have a proposal considered for presentation at the 2008 Annual Meeting of Stockholders and included in the Company’s proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to the Secretary of the Company at the Company’s principal executive offices so that it is received no later than December 25, 2007. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

In addition, for any proposal or nomination for director that a stockholder wishes to present at the 2008 Annual Meeting, regardless of whether the stockholder is seeking to have such proposal included in the Company’s proxy statement, notice as required by the Company’s bylaws must be received by the Secretary of the Company at the Company’s principal executive offices no later than January 24, 2008; if such notice is not timely received, the matter or nomination will not be considered at the 2008 Annual Meeting. Notwithstanding the foregoing, if the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors on or before March 14, 2008, a stockholder’s notice of a nomination for director at the 2008 Annual Meeting will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Please address any stockholder proposals or notices of proposals to the Secretary, Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242.

Form 10-K for 2006

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC on March 16, 2007, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may also obtain a copy of the Form 10-K and any of our other SEC reports free of charge from the SEC website at www.sec.gov or from our website at www.emageon.com, or by writing to the Company at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242. The 2006 Annual Report on Form 10-K and information contained on our website, other than this Proxy Statement, are not considered proxy solicitation material and are not incorporated by reference herein.

OTHER MATTERS

The Company and its Board know of no other matters that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card or voting instruction form. The proxy holders shall vote in their discretion on any procedural matters that may come before the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

John W. Wilhoite
Corporate Secretary

Birmingham, Alabama
April 26, 2007

EMAGEON INC. THIS PROXY IS SOLICITED ON BEHALF OF THE EMAGEON INC. BOARD OF DIRECTORS The undersigned stockholder of Emageon Inc. (“Emageon”) hereby appoints Charles A. Jett, Jr. and John W. Wilhoite and each of them individually, with full power of substitution, as Proxies of the undersigned, and hereby authorizes them to represent and to vote and act for the undersigned, at the Annual Meeting of Stockholders of Emageon to be held on Thursday, May 24, 2007 at 11:00 a.m. Central Daylight Time at the offices of Emageon, 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, and at any adjournment or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement dated April 26, 2007 and the related Notice of Annual Meeting of Stockholders. The Board of Directors recommends that you vote FOR the following proposals. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF EMAGEON INC. May 24, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES AND “FOR” THE FOLLOWING PROPOSAL. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for NOMINEES: the current fiscal year. FOR ALL NOMINEES O Mylle H. Mangum O Hugh H. Williamson, III 3. In the discretion of the Proxies on any other matter that may properly come WITHHOLD AUTHORITY FOR ALL NOMINEES before the Meeting or any adjournment(s) or postponement(s) thereof. FOR ALL EXCEPT This proxy when properly executed will be voted in the manner directed (See instructions below) herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal One and Proposal Two and at the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.